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                                  EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Union Planters Corporation on Form S-4 of our report dated January 23, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 122 described in Note 1 to the consolidated financial statements), appearing in the Annual Report on Form 10-K of AMBANC Corp. for the year ended December 31, 1997 and to the reference to us under the heading "Experts" in the Prospectus/Proxy Statement, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP
Indianapolis, Indiana

June 5, 1998